Exhibit 21.1

SUBSIDIARIES OF AAMES INVESTMENT CORPORATION

•       Aames Capital Corporation, a California corporation

•       Aames Capital Acceptance Corporation, a California corporation

•       Aames Financial Corporation, a California corporation

•       Aames Funding Corporation, a California corporation

•       Aames Investment Acceptance Corporation, a California corporation

•       AaRCs, LLC, a Pennsylvania limited liability company

•       Aames Holding Corporation, a California corporation

•       One Stop Mortgage, Inc., a Wyoming corporation

•       Oxford Aviation Corporation, a California corporation

•       Rossmore Financial Insurance Services, Inc., a California corporation

•       Serrano Insurance Services, a Nevada corporation

•       Windsor Management Co., a California corporation

•       Windsor Management of Washington, Inc., a Washington corporation